UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

March 25, 2010
(Date of Report, Date of Earliest Event Reported)

Stage Stores, Inc.
(Exact Name of Registrant as Specified in Charter)

1-14035
(Commission File Number)

NEVADA (State or Other Jurisdiction of Incorporation)	91-1826900 (I.R.S. Employer Identification No.)

10201 Main Street, Houston, Texas (Address of Principal Executive Offices)	77025 (Zip Code)

(800) 579-2302
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-12(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

(d)	Election of New Director

On March 25, 2010, the Board of Directors of Stage Stores, Inc. (the "Company") appointed Cheryl N. Turpin to the Board, thereby increasing its membership to eight Directors. Ms. Turpin, an independent Director, has been named to the Compensation Committee and the Corporate Governance and Nominating Committee of the Board.

Ms. Turpin retired in August 1997. From June 1994 to August 1997, she served as President and Chief Executive Officer of The Limited Stores, Inc. From January 1990 to June 1994, she was President and CEO of Lane Bryant, a subsidiary of The Limited Stores, Inc.  Ms. Turpin is also a director of Foot Locker, Inc. and The Warnaco Group, Inc.

As an independent Director, Ms. Turpin will be entitled to receive the following compensation:

Item of Compensation	Amount
Annual Retainer	$40,000
Special Board Meeting Fee	$1,500
Committee Meeting Fees:
Regular	$1,000
Special	$1,000
Initial Grant	(1)
_______________________________

(1) New Directors are granted, at their election, either (a) stock options to purchase the Company's common stock, or (b) restricted shares of the Company's common stock, in either case valued at $50,000 based on a Net Present Value (the "Initial Grant"). In the case of Ms. Turpin, the exercise price and the share price used in granting stock options and the share price used in granting restricted shares is equal to the closing price of the Company’s common stock on March 25, 2010 ($15.14), the date Ms. Turpin was appointed to the Board. Ms. Turpin elected to take the Initial Grant in the form of 3,387 restricted shares, which will vest 25% per year over four years from the date of grant.

On March 31, 2010, the Company issued a News Release announcing that Ms. Turpin had been appointed to the Company's Board of Directors. A copy of the News Release is attached to this Form 8-K as Exhibit 99.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99	News Release issued by Stage Stores, Inc. on March 31, 2010 announcing that Cheryl N. Turpin had been appointed to the Company's Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

STAGE STORES, INC.

March 31, 2010	/s/ Edward J. Record
(Date)	Edward J. Record
Chief Financial Officer and
Chief Operating Officer